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                                                                    EXHIBIT 99.1

DATE: May 4, 2005

FROM:
Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

Keith Marchiando (248) 299-7500

FOR IMMEDIATE RELEASE

         DURA AUTOMOTIVE ANNOUNCES CLOSING OF $325 MILLION IN NEW CREDIT
                                   FACILITIES


      ROCHESTER HILLS, Mich., May 4 - DURA Automotive Systems, Inc. (Nasdaq:
DRRA), today announced it has closed $325 million in new senior secured credit facilities.

      These include the following facilities:

            - A $175 million asset-based revolving credit facility supported by a monthly borrowing base, to expire in May 2010;

            - A $150 million senior secured second-lien term loan, due in May 2011;

      The new credit facilities replace:

            - A $175 million revolving credit facility to expire in 2008;

            - A $111 million term loan C, due in 2008.

      "We believe the improved liquidity position from these new credit facilities will allow DURA to meet the near-term challenges in the automotive industry while maintaining our strategic course toward profitable growth and long-term value to our investors," said Keith Marchiando, vice president and chief financial officer of DURA Automotive. "We would like to thank our lenders for their continued support and confidence throughout this process."

      DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive and recreation & specialty vehicle industries. DURA sells its products to every major North American, Asian and European automotive original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in

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Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.